Exhibit 99.1

BIO-TECHNE RELEASES THIRD QUARTER FISCAL 2024 RESULTS

Minneapolis/May 1, 2024/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the third quarter ending March 31, 2024.

Third Quarter FY2024 Highlights

●Third quarter organic revenue increased by 2% (3% reported) to $303.4 million.

●GAAP earnings per share (EPS) was $0.31 versus $0.43 one year ago. Delivered adjusted EPS of $0.48 compared to $0.53 one year ago.

●Strong commercial execution in Diagnostics & Genomics led to 10% organic segment growth (16% reported).

●Continued uptake of our cell and gene therapy workflow solutions, including record sales for our GMP reagent portfolio.

●Cash flow generated from operations increased to $223.5 million, a 31% increase from the prior year.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic revenue, adjusted operating margin, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

"I am proud of the remarkable execution of our Bio-Techne team under challenging end market conditions, which drove solid top-line performance,” said Kim Kelderman, President and Chief Executive Officer of Bio-Techne. “As expected, we experienced subsiding headwinds from de-stocking but also delivered year-over-year growth in a depressed biopharma end market. This top-line performance, combined with the benefits of cost and efficiency initiatives, resulted in a 33.0% adjusted operating margin, representing a 290 basis-point sequential improvement.”

Kelderman added, “Our differentiated portfolio of highly bioactive core reagents, proteomic analysis, cell & gene therapy, spatial biology and diagnostic solutions, remain extremely well positioned to catalyze advances in science and medicine, while creating long-term value for our shareholders.”

Bio-Techne will host an earnings conference call today, May 1, 2024 at 8:00 a.m. CDT. To listen, please dial 1-877-407-9208 or 1-201-493-6784 (for international callers), and reference conference ID 13745802. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13745802. The replay will be available from 11:00 a.m. CDT on Wednesday, May 1, 2024, until 11:00 p.m. CDT on Saturday, June 1, 2024.

Third Quarter Fiscal 2024

Revenue

Net sales for the third quarter increased 3% to $303.4 million. Organic revenue increased 2% compared to the prior year, with acquisitions contributing 1%. Foreign currency exchange and a business held-for-sale did not have a material impact.

GAAP Earnings Results

GAAP EPS was $0.31 per diluted share, versus $0.43 in the same quarter last year. GAAP operating income for the third quarter of fiscal 2024 decreased 16% to $67.0 million, compared to $80.2 million in the third quarter of fiscal 2023. GAAP operating margin was 22.1%, compared to 27.3% in the third quarter of fiscal 2023. Current year GAAP operating margin was impacted by restructuring and CEO transition costs, the acquisition of Lunaphore, and unfavorable volume leverage within Protein Sciences.

Non-GAAP Earnings Results

Adjusted EPS decreased to $0.48 per diluted share compared to $0.53 in the same quarter last year. Adjusted operating income for the third quarter of fiscal 2024 decreased 8% to $99.6 million compared to $108.7 million in the third quarter of fiscal 2023. Adjusted operating margin was 33.0%, compared to 37.0% in the third quarter of fiscal 2023. Adjusted operating margin was unfavorably impacted by the acquisition of Lunaphore and unfavorable volume leverage within Protein Sciences.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s third quarter fiscal 2024 net sales were $214.6 million, a decrease of 2% from $218.9 million for the third quarter of fiscal 2023. As of December 31, 2023, a business within the Protein Sciences Segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s third quarter fiscal operating results. The exclusion of current period sales related to this held-for-sale business reduced sales by 1%. Organic revenue for the segment declined 1% and foreign currency exchange did not have a material impact. The Protein Sciences segment’s operating margin was 44.2% in the third quarter of fiscal 2024 compared to 45.1% in the third quarter of fiscal 2023. The segment’s operating margin decreased primarily due to unfavorable volume leverage and product mix.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment develops and provides spatial biology products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment also provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment’s third quarter fiscal 2024 net sales were $87.5 million, an increase of 16% from $75.7 million for the third quarter of fiscal 2023. Organic revenue growth was 10% for the third quarter of fiscal 2024, with acquisitions having a 6% impact and foreign exchange not having a material impact. The Diagnostics and Genomics segment’s operating margin was 9.3% in the third quarter of fiscal 2024 compared to 15.2% in the third quarter of fiscal 2023. The segment’s operating margin decreased primarily due to the Lunaphore acquisition.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Organic revenue
•	Adjusted diluted earnings per share
•	Adjusted net earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic revenue represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, the impact of businesses held-for-sale, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from businesses held-for-sale are excluded from our organic revenue calculation starting on the date they become held-for-sale as those revenues will not be comparative in future periods. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries in fiscal year 2024 due to the sale of Changzhou Eminence Biotechnology Co., Ltd. (Eminence) in the first quarter of fiscal 2023. Revenue from partially-owned consolidated subsidiaries was $2.0 million for the year ended June 30, 2023.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, which is inclusive of the employer portion of payroll taxes on those stock awards, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, restructuring and restructuring-related costs, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements, goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Costs related to restructuring and restructuring-related activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs.  Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries as well as revenue and expense attributable to businesses held-for-sale in the calculation of our non-GAAP financial measures.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes acquisition related expenses inclusive of the changes in fair value of contingent consideration, gain and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future), certain adjustments to income tax expense, and other non-recurring items including certain costs related to the transition to a new CEO. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition,  general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2023 and has approximately 3,200 employees worldwide. For more information on Bio-Techne and its brands, please visit www.biotechne.com.

Contact:	David Clair, Vice President, Investor Relations & Corporate Development

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
Net Sales	$303,428	$294,146	$852,961	$835,382
Cost of sales	98,829	91,984	286,584	270,265
Gross margin	204,599	202,162	566,377	565,117
Operating Expenses:
Selling, general and administrative	111,840	99,238	332,839	291,624
Research and development	25,761	22,713	72,675	69,074
Total Operating Expenses	137,601	121,951	405,514	360,698
Operating income	66,998	80,211	160,863	204,419
Other income (expense)	(5,914)	(15)	(16,835)	45,924
Earnings before income taxes	61,084	80,196	144,028	250,343
Income taxes	12,025	9,978	16,511	40,385
Net earnings, including noncontrolling interest	$49,059	$70,218	$127,517	$209,958
Net earnings attributable to noncontrolling interest	—	—	—	179
Net earnings attributable to Bio-Techne	$49,059	$70,218	$127,517	$209,779
Earnings per share:
Basic	$0.31	$0.45	$0.81	$1.34
Diluted	$0.31	$0.43	$0.79	$1.30
Weighted average common shares outstanding
Basic	157,309	157,311	157,655	157,071
Diluted	160,496	161,615	160,817	161,768

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	3/31/2024	6/30/2023
ASSETS
Cash and equivalents	$139,915	$180,571
Short-term available-for-sale investments	5,397	23,739
Accounts receivable, net	227,887	218,468
Inventories	179,496	171,638
Current assets held-for-sale	26,669	—
Other current assets	31,286	27,066
Total current assets	610,650	621,482

Property and equipment, net	243,728	226,200
Right of use asset	97,258	98,326
Goodwill and intangible assets, net	1,497,394	1,407,382
Other assets	272,140	285,302
Total assets	$2,721,170	$2,638,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$91,014	$77,306
Contract liabilities	30,108	23,069
Income taxes payable	12,082	12,022
Contingent consideration payable	—	3,500
Operating lease liabilities - current	12,978	11,199
Current liabilities held-for-sale	689	—
Other current liabilities	2,949	1,413
Total current liabilities	149,820	128,509

Deferred income taxes	63,666	88,982
Long-term debt obligations	389,000	350,000
Operating lease liabilities	92,752	93,766
Other long-term liabilities	11,557	10,919
Stockholders' equity	2,014,375	1,966,516
Total liabilities and stockholders' equity	$2,721,170	$2,638,692

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
Gross margin percentage - GAAP	67.4%	68.7%	66.4%	67.6%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	—%	0.1%	0.0%
Amortization of intangibles	3.8%	3.8%	4.1%	4.1%
Stock compensation expense	0.0%	0.1%	0.1%	0.1%
Restructuring and restructuring-related costs	0.2%	—%	0.2%	—%
Impact of partially-owned consolidated subsidiaries1)	—%	—%	—%	0.0%
Impact of business held-for-sale2)	0.4%	—%	0.1%	—%
Gross margin percentage - Adjusted	71.9%	72.6%	71.0%	71.8%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Includes the quarterly results of a business that has met the held-for-sale criteria since December 31, 2023.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
Operating margin percentage - GAAP	22.1%	27.3%	18.9%	24.5%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	—%	0.1%	0.0%
Amortization of intangibles	6.3%	6.6%	6.8%	6.9%
Acquisition related expenses and other	1.1%	(0.5)%	0.2%	(1.1)%
Stock-based compensation, inclusive of employer taxes	2.7%	3.6%	3.9%	5.1%
Restructuring and restructuring-related costs	0.5%	0.0%	0.8%	0.4%
Impairment of assets held-for-sale	—%	—%	0.7%	—%
Impact of partially-owned consolidated subsidiaries1)	—%	—%	—%	0.0%
Impact of business held-for-sale2)	0.2%	—%	0.1%	—%
Operating margin percentage - Adjusted	33.0%	37.0%	31.5%	35.8%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023. As disclosed in our use of Non-GAAP Adjusted Financial Measures, the adjusted operating margin percentages excludes partially-owned consolidated revenue and expense amounts. Due to the sale of this partially-owned consolidated subsidiary in the first fiscal quarter of 2023, there was no impact on operating margin for the quarter and nine months ended March 31, 2024 and the quarter ended March 31, 2023. The excluded revenue and excluded operating (income)/loss attributable to partially-owned consolidated subsidiaries had a 0.1% and (0.1%) impact, respectively, on the operating margin for the first nine months of fiscal 2023.

2) Includes the quarterly results of a business that has met the held-for-sale criteria since December 31, 2023.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONSOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data) (Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
Net earnings before taxes - GAAP	$61,084	$80,196	$144,028	$250,343
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	186	—	550	400
Amortization of intangibles	19,287	19,286	58,908	57,694
Amortization of Wilson Wolf intangible assets and acquired inventory	4,208	—	12,623	—
Acquisition related expenses and other	3,432	(1,187)	2,609	(8,670)
Gain on sale of partially-owned consolidated subsidiaries	—	—	—	(11,682)
Stock-based compensation, inclusive of employer taxes	8,358	10,543	32,810	42,879
Restructuring and restructuring-related costs	1,550	—	7,157	2,950
Investment (gain) loss and other non-operating	—	(314)	(283)	(38,328)
Impairment of assets held-for-sale	—	—	6,038	—
Impact of partially-owned consolidated subsidiaries1)	—	—	—	(420)
Impact of business held-for-sale(2)	(78)	—	(78)	—
Net earnings before taxes - Adjusted1,2)	$98,027	$108,524	$264,362	$295,166
Non-GAAP tax rate	22.0%	21.0%	22.0%	21.0%
Non-GAAP tax expense	$21,602	$22,790	$58,181	$61,985
Non-GAAP adjusted net earnings attributable to Bio-Techne1,2)	$76,425	$85,734	$206,181	$233,181
Earnings per share - diluted - Adjusted1,2)	$0.48	$0.53	$1.28	$1.44

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Includes the quarterly results of a business that has met the held-for-sale criteria since December 31, 2023.

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate (In percentages)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
GAAP effective tax rate	19.7%	12.4%	11.5%	16.1%
Discrete items	2.9	7.1	11.5	3.5
Impact of non-taxable net gain	—	—	—	1.0
Annual forecast update	0.4	1.1	—	—
Long-term GAAP tax rate	23.0%	20.6%	23.0%	20.6%
Rate impact items
Stock based compensation	(2.0)%	(1.5)%	2.2%	(2.0)%
Other	1.0	1.9	(3.2)	2.4
Total rate impact items	(1.0)%	0.4%	(1.0)%	0.4%
Non-GAAP adjusted tax rate	22.0%	21.0%	22.0%	21.0%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
Protein Sciences segment revenue	$214,589	$218,903	$616,914	$622,739
Diagnostics and Genomics segment revenue	87,511	75,669	235,715	213,577
Other revenue1)	2,093	—	2,093	—
lntersegment revenue	(765)	(426)	(1,761)	(934)
Consolidated revenue	$303,428	$294,146	$852,961	$835,382

1) Includes the quarterly results of a business that has met the held-for-sale criteria since December 31, 2023.

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
Protein Sciences segment operating income	$94,829	$98,756	$262,777	$274,035
Diagnostics and Genomics segment operating income	8,104	11,464	13,189	28,399
Segment operating income	102,933	110,220	275,966	302,434
Corporate general, selling, and administrative	(3,346)	(1,513)	(7,545)	(4,082)
Adjusted operating income	99,587	108,707	268,421	298,352
Cost recognized upon sale of acquired inventory	(186)	—	(550)	(400)
Amortization of intangibles	(19,287)	(19,286)	(58,908)	(57,694)
Acquisition related expenses and other	(3,286)	1,333	(2,173)	9,343
Impact of partially-owned consolidated subsidiaries1)	—	—	—	647
Stock-based compensation, inclusive of employer taxes	(8,358)	(10,543)	(32,810)	(42,879)
Restructuring and restructuring-related costs	(1,550)	—	(7,157)	(2,950)
Impairment of assets held-for-sale	—	—	(6,038)	—
Impact of business held-for-sale2)	78	—	78	—
Operating income	$66,998	$80,211	$160,863	$204,419

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Includes the quarterly results of a business that has met the held-for-sale criteria since December 31, 2023.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
Net earnings attributable to Bio-Techne	$49,059	$70,218	$127,517	$209,779
Net interest expense (income)	3,293	393	10,808	5,138
Depreciation and amortization	27,310	26,971	83,654	80,315
Income taxes	12,025	9,978	16,511	40,385
EBITDA attributable to Bio-Techne	91,687	107,560	238,490	335,617
Costs recognized upon sale of acquired inventory	186	—	550	400
Acquisition related expenses and other	3,432	(1,187)	2,609	(8,670)
Amortization of Wilson Wolf intangible assets and acquired inventory	4,208	—	12,623	—
Gain on sale of partially-owned consolidated subsidiaries	—	—	—	(11,682)
Stock-based compensation, inclusive of employer taxes	8,358	10,543	32,810	42,879
Restructuring and restructuring-related costs	1,550	—	7,157	2,950
Investment (gain) loss and other non-operating	—	(314)	(283)	(38,328)
Impairment of assets held-for-sale	—	—	6,038	—
Impact of business held-for-sale2)	(78)	—	(78)	—
Impact of partially-owned consolidated subsidiaries1)	—	—	—	(241)
Adjusted EBITDA	$109,343	$116,602	$299,916	$322,925

1) Net earnings attributable to Bio-Techne excludes non-controlling interest of approximately 43% of the GAAP net earnings or loss for Eminence. To prevent double-counting the non-controlling interest component within our Adjusted EBITDA calculation, the amount accounts for both the non-controlling interest within the GAAP metric and the impact of partially-owned consolidated subsidiaries within our Non-GAAP adjusted consolidated net earnings table.

2) Includes the quarterly results of a business that has met the held-for-sale criteria since December 31, 2023.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	NINE MONTHS
	ENDED
	3/31/2024	3/31/2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$127,517	$209,958
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	83,654	80,315
Costs recognized on sale of acquired inventory	550	400
Deferred income taxes	(29,896)	(22,651)
Stock-based compensation expense	30,979	41,315
Gain on sale of CCXI investment	—	(37,176)
Fair value adjustment to available-for-sale investments	(283)	(1,153)
(Gain) loss on equity method investment	6,042	—
Fair value adjustment to contingent consideration payable	(3,500)	(10,350)
Gain on sale of Eminence	—	(11,682)
Impairment of assets held-for-sale	6,038	—
Other operating activities	2,384	(77,976)
Net cash provided by (used in) operating activities	223,485	171,000
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	23,759	29,161
Purchases of available-for-sale investments	(5,526)	(20,500)
Proceeds from sale of CCXI investment	—	73,219
Additions to property and equipment	(44,897)	(27,413)
Acquisitions, net of cash acquired	(169,707)	(101,184)
Distributions from (Investments in) Wilson Wolf	2,149	(232,000)
Proceeds from sale of Eminence	—	17,824
Net cash provided by (used in) investing activities	(194,222)	(260,893)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(37,792)	(37,688)
Proceeds from stock option exercises	38,001	21,399
Long-term debt activity, net	39,000	114,000
Re-purchases of common stock	(80,042)	(19,562)
Taxes paid on RSUs and net share settlements	(21,470)	(28,854)
Other financing activity	—	(2,457)
Net cash provided by (used in) financing activities	(62,303)	46,838
Effect of exchange rate changes on cash and cash equivalents	(7,616)	(2,230)
Net increase (decrease) in cash and cash equivalents	(40,656)	(45,285)
Cash and cash equivalents at beginning of period	180,571	172,567
Cash and cash equivalents at end of period	$139,915	$127,282